T.	Rowe Price Institutional International Funds, Inc.

T.	Rowe Price Institutional Foreign Equity Fund

The funds’ reserve position disclosure has been revised to state that the funds’ reserve positions can also consist of U.S. dollar or non-U.S. dollar currencies.

T.	Rowe Price Institutional International Funds, Inc.

T.	Rowe Price Institutional Emerging Markets Equity Fund

The following countries have been added to the list of countries that the fund considers to be emerging markets:

Bahrain, Kenya, Kuwait, Lebanon, Oman, Qatar, and United Arab Emirates.

The following countries have been removed from the list of countries that the fund considers to be emerging markets:

Hong Kong, Singapore, and Greece

The funds’ reserve position disclosure has been revised to state that the funds’ reserve positions can also consist of U.S. dollar or non-U.S. dollar currencies.

T.	Rowe Price Institutional International Funds, Inc.

T.	Rowe Price Institutional Global Equity Fund

The funds’ reserve position disclosure has been revised to state that the funds’ reserve positions can also consist of U.S. dollar or non-U.S. dollar currencies.